March 24, 2014

Mr. Michael German, President
Corning Natural Gas Corporation
330 West William Street
Corning, NY 14830

Dear Mr. German:

Community Bank, N.A. (the "Bank") is pleased to advise you that the Bank has renewed the credit accommodation for Corning Natural Gas Corporation (the "Borrower") in the form of a Working Capital Line of Credit ("WC-LOC"). This commitment is subject to all of the terms and conditions contained herein.

LOAN TERMS

  Purpose: The WC-LOC shall be used to fund working capital.

  Amount: Under the WC-LOC, the Borrower may borrow from time to time up to an aggregate maximum amount of $8,500,000. This represents an increase of $500,000.

  Interest Rate: Interest will be charged on outstanding principal balances at the 30-day Libor Rate, as published in the Wall Street Journal, plus 2.80% with changes to occur monthly with changes to the 30-day Libor Rate.

  Interest Payments: Payments of all interest accrued on outstanding principal balances hereunder shall be due on the first day of every month.

  Expiration: The WC-LOC shall expire April 1, 2015 unless extended in writing by the Bank. All advances under the WC-LOC shall be payable upon demand.

  Late Charges: Payments made more than ten days after the date due shall be subject to a late payment charge equal to 5% of the payment due or $25.00, whichever is greater.

  Prepayments: Prepayments of principal and interest may be made at any time without premium or penalty. All prepayments shall be applied first to accrued interest and then to principal.

  Collateral: With respect to the WC-LOC, the Bank will require a continued first security interest in all accounts receivable and inventory.

  Negative Pledge: During the term of the WC-LOC, the Borrower will maintain the Rabbi Trust Account free and clear of any liens or encumbrances. The Borrower may request a specific and limited waiver of this covenant by the Bank by presenting a written request to the Bank that describes the nature and extent of the collateral use of the Account that is proposed. The request shall be accompanied by a certificate executed by the Borrower that certifies continuous compliance by the Borrower with all financial covenants in the Addendum To Commercial Line of Credit Agreement and Note throughout the four calendar quarters last completed prior to making the request. The Borrower will furnish any additional supporting information as may be requested by the Bank in connection with the request. The Bank agrees that it will not unreasonably deny such a waiver request made in conformity with the provisions of this paragraph.

  Guarantees: No Guaranty of the WC-LOC obligation is required to be furnished by the Borrower.

GENERAL REQUIREMENTS

  Financial Statements/Reporting Requirements: Subsequent to the consummation of this transaction and for so long as any indebtedness thereunder shall remain unpaid, the Borrower shall deliver to the Bank, without expense to the Bank:

    Annual audited financial statements and SEC form 10-K prepared by an independent certified public accountant, satisfactory to the Bank, within 120 days after the close of each fiscal year.

    Quarterly SEC form 10-Q financial statement within 60 days after the close of each quarter.

    Quarterly internally prepared financial statements within 45 days of each quarter-end and their earnings calculation for dividend restriction test.

    The Borrower will provide the Bank with such other information and allow such inspections by the Bank as the Bank may from time to time reasonably request.

  Default: The maturity of all obligations of Borrower shall be accelerated upon the occurrence of an Event of Default as defined in the Loan Documents.

  Insurance: The Borrower shall maintain insurance (including without limitation hazard, liability and workers compensation) in form and amount satisfactory to the Bank. Such policies shall provide for thirty days prior written notice of cancellation to the Bank and shall name the Bank as loss payee as its interest appears.

  Organization: The Borrower shall maintain its due organization and authority, and shall comply with all governmental requirements and the terms of all corporate restrictions on it.

  Line Of Credit Agreements: The Addendum To Commercial Line of Credit Agreement and Note dated June 21, 2013 shall continue in full force and effect in all its provisions unless otherwise changed within this commitment letter. This agreement includes, but is not limited to, the following affirmative covenants:

    Borrower shall maintain a Debt to Tangible Net Worth ratio of less than 2.5 to 1.0.

    Borrower shall maintain a debt service coverage ratio of 1.10 to 1. The debt service coverage ratio is defined as:

  {(Net income, excluding other comprehensive income or loss, plus depreciation, amortization and interest expense minus undistributed joint venture income, cash dividends and distributions) divided by (current maturity of term loan debt from the prior period financial statement plus interest expense)}.

  Line Usage: It is agreed that the WC-LOC shall be used to finance gas inventories, accounts receivables and other short term cash needs. It is further understood per the New York State Public Service Commission rate order, that the debt component of total capitalization will be no more than fifty percent (50%).

MISCELLANEOUS

  Fees/Costs: None.

  Warranty: Borrower warrants that all matters, documents and instruments furnished to the Bank and upon which this commitment is based, including without limitation, financial statements, are complete and that there has been no material omission therefrom.

  Further Actions: Borrower agrees to execute and/or deliver to us further documentation, covenants, and items as we or our counsel may reasonably require or as may become necessary to effect the consummation of this transaction.

  Contingency: This commitment is contingent upon there being no detrimental or adverse change in the financial condition of the Borrower prior to executing the consummation of this transaction.

  Survival: The terms and conditions of this letter shall survive the consummation of this transaction.

This commitment is not assignable and the Bank's obligation to renew and increase the WC-LOC will expire unless this letter is accepted and returned to the Bank on or before March 30, 2014 after which time this letter will be deemed to be withdrawn. If the terms of this letter are acceptable, indicate your acceptance by signing and returning this letter.

We appreciate the opportunity to continue our relationship with you. If you have any questions please do not hesitate to contact us.

Very truly yours,

COMMUNITY BANK, N.A.

J. David Clark

Vice President

ACCEPTED AND AGREED:

Corning Natural Gas Corporation

By: /s/ Michael German	3/25/2014
Michael German, President	Date